Exhibit 10.31

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of September 1, 2021 (the “Effective Date”), by and between Performance Food Group Company, a Delaware corporation (the “Company” and, together with its Affiliates (as defined below) the “Company Group”), and Scott McPherson (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, on May 17, 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement”) by and among the Company, Longhorn Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub I XE "Merger Sub I" \t "Preamble" ”), Longhorn Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Merger Sub II XE "Merger Sub II" \t "Preamble" ” and, together with Merger Sub I, “Merger Subs XE "Merger Subs" \t "Preamble" ”), and Core-Mark Holding Company, Inc., a Delaware corporation (“Core-Mark”), which provides that, on the terms and conditions therein, at the First Effective Time (as defined in the Merger Agreement), Merger Sub I shall be merged with and into the Company, with the Company continuing as the surviving corporation in the First Merger and, at the Second Effective Time (as defined in the Merger Agreement), the Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving corporation; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement (the “Transactions”), the Parties intend that Executive shall commence employment as the Senior Vice President of the Company, Core-Mark President and Chief Executive Officer effective as the closing of the Transactions (such date, the “Employment Commencement Date”), and Executive desires to be employed by the Company Group following the Transactions, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Term. Executive’s employment with the Company Group under the terms and conditions of this Agreement shall commence on the Employment Commencement Date and shall expire on the second anniversary of the Employment Commencement Date (the “Initial Term”); provided, that on the second anniversary of the Employment Commencement Date and on each subsequent anniversary thereof, the term of this Agreement shall automatically be extended for an additional one-year period (each, a “Renewal Term”) unless, not later than ninety (90) days prior the expiration of the Initial Term or the then-current Renewal Term, as applicable, either Party provides the other Party with written notice that such extension shall not take effect (a “Non-Renewal Notice”). The period during which Executive is employed by the Company Group during the Initial Term and any Renewal Term pursuant to this Agreement is referred to herein as the “Term.” Notwithstanding anything in this Section 1 to the contrary, the Term and Executive’s employment hereunder shall earlier terminate immediately upon the termination of Executive’s employment in accordance with the terms and conditions of Section 5 of this Agreement (the “Term”).
2.
Title; Services and Duties.
(a)
During the Term, Executive shall be employed by the Company as its Senior Vice President, Core-Mark President and Chief Executive Officer, and shall report to the Executive Vice President of the Company, President and Chief Executive Officer of Vistar, pursuant to the terms of this Agreement.
(b)
During the Term, Executive shall (i) be a full-time employee of the Company, a wholly-owned subsidiary of the Company, or such other member of the Company Group as determined by the Chief Executive Officer and/or the Board of Directors of the Company, (ii) have such duties, responsibilities and authority as are normally associated with the role of a senior vice president at an entity of similar size and nature as the Company and (iii) devote substantially all of Executive’s business time to the performance of his duties to the Company Group and shall not engage in any other business, profession or occupation for compensation. Notwithstanding the foregoing, Executive may (x) serve as a director or advisor of non-profit organizations, (y) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities, and (z) manage Executive’s personal investments; provided, however, that such activities do not materially interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder and do not materially breach Section 6(c) hereof or have an adverse impact on the Company Group.
(c)
The principal location of Executive’s employment with the Company shall be at Core-Mark’s headquarters in Dallas, Texas, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.
3.
Compensation.
(a)
Base Salary. The Company Group shall pay Executive a base salary in the amount of $592,251 per annum (the “Base Salary”) during the Term, payable in accordance the Company Group’s regular payroll practices as in effect from time to time. The Base Salary shall be periodically reviewed by the Board during the Term; provided, that the Board shall not decrease Base Salary without the prior written consent of Executive.
(b)
Annual Cash Incentive Bonus.

(i) Executive shall be eligible to receive an annual cash incentive bonus for each fiscal year of the Company ending during the Term with a target amount equal to 100% of the Base Salary (the “Target Bonus”). The actual amount of the annual cash bonus, if any, payable to Executive in respect of any fiscal year during the Term shall be based on the achievement of performance criteria established by, and may relate to financial and non-financial metrics as determined by, the Board or a committee thereof.

(ii) Any annual cash bonus that becomes payable to Executive under this Section 3(b) shall be paid to Executive, in cash, as soon as practicable following the end of the year of the Company to which it relates and, in any event, no later than March 15 of the following year.

(c)
Long-Term Incentive Compensation. During the Term, Executive shall be eligible to receive long-term incentive compensation grants for each fiscal year of the Company during the Term in line with Executive’s performance and level of other similarly situated leaders in the Company Group; provided, that if (x) the Employment Commencement Date occurs in 2021 or 2022 and Executive did not receive a long-term incentive grant in respect of the 2022 annual cycle from Core-Mark prior to the Employment Commencement Date, then Executive shall be eligible to receive long-term incentive compensation grants from the Company in connection with the Company’s 2022 annual grant cycle, or (y) Executive received a long-term incentive grant from Core-Mark in connection with its 2022 annual grant cycle prior to the Employment Commencement Date, then Executive shall first be eligible to receive an annual long-term incentive compensation grant in connection with the Company’s 2023 annual grant cycle. Executive’s target annual long-term incentive compensation award value shall have a target grant date value of $1,000,000. Subject to the first sentence of this Section 3(c), the long-term incentive compensation awards shall be granted by the Board or a committee thereof at the same time as other long-term incentive compensation awards with respect to the Company’s fiscal year are granted to, be in the same form as, and subject to the terms and conditions no less favorable than, those applicable to other similarly situated leaders of the Company.
(d)
Inducement Awards.
(i)
No later than thirty (30) days following the Employment Commencement Date, the Board shall grant Executive a number of time-based restricted shares (the “Inducement RSAs”) under the Performance Food Group Company 2015 Omnibus Incentive Plan, as amended, or any successor thereto (the “Omnibus Plan”) with a grant date value of $2,000,000. The Inducement RSAs will vest as to 50% on each of the first and second anniversaries of the Employment Commencement Date, subject to Executive’s continued employment with a member of the Company Group through such dates.
(ii)
Executive shall receive an inducement cash award of $100,000, which shall vest on the Employment Commencement Date (the “Inducement Cash Award”). The Inducement Cash Award shall be paid to Executive as soon as administratively practicable following the Employment Commencement Date and, in any event, no later than ten (10) business days thereafter.
(e)
Legacy Core-Mark Equity Awards. As set forth in the Merger Agreement, each of your Company Equity Awards (as defined in the Merger Agreement) will convert into corresponding Company awards, with Company PSUs (as defined in the Merger Agreement) converting into Company time-based restricted stock units in accordance with the terms of the Merger Agreement (collectively, the “Legacy Core-Mark Equity Awards”). Notwithstanding any term applicable to your Legacy Core-Mark Equity Awards, each of your then-outstanding Legacy Core-Mark Equity Awards shall, subject to the execution and nonrevocation of the Release as provided in Section 5(b), vest in the event that Executive’s employment is terminated by the Company without “cause” or, subject to Section 12 hereof, by Executive for “good reason” (each as defined in the applicable grant agreements or, if more favorable, as defined in the Executive Severance Plan) prior to the expiration of the Initial Term.
4.
Employee Benefits.
(a)
Employee Benefits and Perquisites. During the Term, Executive shall be eligible to participate in all benefit plans made available by the Company Group to its executives generally. Such benefits shall be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and shall be governed in all respects in accordance with the terms of such plans as in effect from time to time.
(b)
Paid Vacation. During the Term, and while balancing the needs of the Company Group, Executive shall be permitted to take time off from Executive’s duties and work hereunder in accordance with the terms and conditions of the Company’s flexible vacation policy as in effect from time to time.
(c)
Reimbursement of Business Expenses. The Company Group shall reimburse Executive for any expenses reasonably incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel (provided that any airplane or other mass travel for business use shall be at least business class to the extent available), meals and accommodations.
(d)
Insurance; Indemnification. Executive shall be covered by such directors’ and officers’ liability insurance on no less favorable terms as directors and officers of the Company or any of its Affiliates for which Executive serves as a director or officer. Executive shall also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of the Company or any of its Affiliates for which Executive serves as a director or officer.
(e)
Executive Severance Plan. Effective as of the Effective Date, Executive shall participate in the Performance Food Group Company Executive Severance Plan (the “Executive Severance Plan”) as a Tier II Participant (as defined therein) and shall be eligible for severance benefits under Section 5.02(b) thereof; provided, that Section 6 hereof shall apply to Executive in lieu of Article IV of the Executive Severance Plan.
5.
Termination of Employment. Executive’s employment shall be terminated at the earliest to occur of the following during the Term: (i) the date on which the Company Group provides notice to Executive of termination for “Disability” (as defined below); (ii) the date of Executive’s death; (iii) the date on which the Company Group provides notice to Executive of termination for “Cause” (as defined in the Executive Severance Plan); (iv) the date which is ten (10) days following the date on which the Company Group provides notice to Executive of termination without Cause; (v) the date which is thirty (30) days following the date on which Executive provides notice to the Company of termination of employment other than for “Good Reason” (as defined in the Executive Severance Plan); or (vi) the applicable date set forth in the definition of Good Reason in the Executive Severance Plan if such termination is by Executive for Good Reason.
(a)
For Cause; Resignation by Executive Other than for Good Reason; Death or Disability. If Executive’s employment with the Company Group is terminated by the Company for

Cause or as a result of Executive’s death or Disability, or Executive resigns his employment other than for Good Reason, Executive shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) in the case of a resignation by Executive other than for Good Reason and a termination for death or Disability, an amount in cash equal to any annual bonus payable to Executive in respect of any previously completed fiscal year of the Company in accordance with Section 3(b) but unpaid as of the date of termination, payable on the same date on which annual bonuses are paid to executives of the Company generally in respect of such fiscal year and, in any event, no later than March 15 of the year following the completed fiscal year; (iii) reimbursement for any expenses incurred by Executive prior to the date of termination in accordance with Section 4(c) hereof, payable on the Company Group’s first regularly scheduled payroll date which occurs at least ten (10) business days after the date of termination; and (iv) vested employee benefits, if any, to which Executive may be entitled under the Company Group’s employee benefit plans described in Section 4(a) and Section 4(b) as of the date of termination (collectively, the “Accrued Rights”).
(b)
Termination by the Company without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company Group without Cause or Executive resigns his employment for Good Reason, in either case, during the Term and in accordance with the terms of the Executive Severance Plan, then Executive shall be entitled to receive the Accrued Rights, and if (x) in accordance with Section 5.05 of the Executive Severance Plan, Executive executes a release of claims in the form attached as Exhibit A hereto, subject to any revisions necessary to reflect changes in applicable law occurring after the date hereof (the “Release”), and the applicable revocation period with respect to the Release expires within sixty (60) days (or such longer period as required by law) following the date of termination and (y) Executive does not materially breach the restrictive covenants set forth in Section 6 hereof, then Executive shall receive severance amounts and benefits under Article IV of the Executive Severance Plan as a Tier II Participant (except that the Accrued Rights shall be paid or provided to Executive in lieu of the Standard Termination Benefits under Section 5.01 of the Executive Severance Plan). For the avoidance of doubt, Executive shall be deemed to have been terminated from employment by the Company Group without Cause in the event that the Company provides Executive with a Non-Renewal Notice and Executive terminates employment effective as of the last day of the Term or Renewal Term, as applicable.
(c)
Definitions. For purposes of this Agreement:

(i) “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

(ii) “Disability” means Executive is unable, due to physical or mental incapacity, to perform his duties to the Company under this Agreement for a period of either (A) 90 consecutive days or (B) 180 days in any 365 day period.

(iii) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

6.
Restrictive Covenants.
(a)
Acknowledgment. Executive agrees and acknowledges that (i) the business of the Company Group is highly competitive and that Executive’s employment with Core-Mark has required, and Executive’s employment with the Company Group shall continue to require, Executive to have significant access to, and knowledge of, Confidential Information (as defined below) which is of vital importance to the success of Core-Mark and the entire Company Group; (ii) the use, disclosure or dissemination of any Confidential Information, except on behalf of the Company Group, could place the Company Group at a serious competitive disadvantage and could do serious damage, financial or otherwise, to the business of the Company Group; (iii) Core-Mark and the Company Group are engaged throughout the world in a highly competitive business and the success of Core-Mark and the Company Group in the marketplace depends upon their goodwill and reputation, and that Executive has developed and shall continue to develop such goodwill and reputation through substantial investment by the Company; (iv) Executive’s agreement to the restrictions set forth in this Section 6 were a material inducement for the Company to enter into the Merger Agreement; (v) the restrictions set forth in this Section 6 are necessary for the Company to receive the bargained-for-benefits of the Transactions; and (vi) reasonable limits on Executive’s ability to engage in activities competitive with Core-Mark and the Company Group are warranted to protect the Company Group’s substantial investment in developing and maintaining the Company Group’s status in the marketplace, reputation and goodwill. Executive further agrees that Executive’s obligations under this Section 6 are reasonable and shall be absolute and unconditional.
(b)
Confidential Information. During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive shall not, except as authorized and required to perform Executive’s duties for the Company Group, directly or indirectly: use, disclose, reproduce, distribute, or otherwise disseminate the Company’s Confidential Information, or take any action causing, or fail to take any action necessary to prevent, any such information to lose its character or cease to qualify as Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during Executive’s employment, including information developed by Executive. By way of illustration but not limitation, “Confidential Information” includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, algorithms, software programs, schematics, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all proprietary rights therein; (ii) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company Group business, suppliers and supplier information, and purchasing information; (iii) information regarding customers and potential customers of the Company Group, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company Group, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company Group and other non-public information relating to customers and potential customers; (iv) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners that you acquired as a result of your employment; (v) information regarding personnel, employee lists, compensation, and employee skills; and (vi) any other non-public information which a competitor of the Company Group could use to the competitive disadvantage of the Company Group or which provides an economic benefit to the Company Group.
(c)
Return of Property. Upon the termination of Executive’s employment for any reason, or at such earlier time as may be requested by the Company, Executive shall deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (x) belong to the Company Group or (y) contain or reflect any Confidential Information concerning the Company Group. To the extent such documents, papers and records are stored or maintained on any personal computer, email, cloud account, or other storage device and cannot be returned to the Company in their entirety, Executive agrees to permanently delete such materials upon the instruction of the Company. Executive agrees to provide access to such personal devices or accounts to ensure compliance with this Section.
(d)
Non-Competition. Executive agrees that while Executive is employed with or providing services to the Company Group and for a period of eighteen (18) months following the date that Executive’s employment or service to the Company Group terminates for any reason, (the “Restricted Period”), Executive shall not, on behalf of Executive or any other Person other than the Company Group, directly or indirectly, anywhere in the United States or in any other country in which Core-Mark provides services, own, manage, operate, control or participate in the ownership, management, operation or control of or be connected as an officer, management level or executive level employee, partner, director, individual proprietor, lender, consultant or otherwise, or have any financial interest in, or aid or assist, any Competitive Business; provided, however, that nothing in this Agreement shall prohibit Executive from purchasing or owning less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation. A “Competitive Business” means any other Person which is engaged in or preparing to become engaged in (x) the distribution of food, food-related products, alcohol, beverages, adult beverages, tobacco products, alternative nicotine products, general merchandise, health and beauty care products, consumer equipment or convenience products or (y) any other service offered by the Company Group with respect to which Executive has provided services or received Confidential Information.
(e)
Non-Solicitation. Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly:

(i) solicit, contact, or attempt to solicit or contact, for the benefit of Executive or any Competitive Business, or divert, entice or otherwise take away any Person who is, at the time of such solicitation, or was, within the then immediately preceding twelve (12) month period ending on the last day of Executive’s employment with, or services to, the Company Group, a Business Relation, or cause such Business Relation to reduce or adversely change the terms of their dealings with the Company Group. A “Business Relation” means any customer, prospective customer, vendor or manufacturer of the Company Group or any other Person who otherwise provides business, patronage or orders to the Company Group and, in each case, with whom or with which Executive had contact during Executive’s employment or about whom Executive obtained Confidential Information.

(ii) whether on behalf of Executive or any other Person, (A) solicit, recruit, induce, lure or attempt to hire away or engage any individual who is, or within the then immediately preceding twelve (12) month period was, an employee of or consultant to the Company Group (a “Restricted Person”), (B) solicit or encourage any Restricted Person to (x) terminate such Restricted Person’s employment with or service to the Company Group or (y) breach any restrictive covenant between such Restricted Person and the Company Group or (3) hire, employ or engage any Restricted Person; provided, that non-targeted, general, solicitations to the public shall be deemed not to breach this Section 6(e); provided, further, that Executive may not hire or engage any Restricted Person who responds to such general solicitations.

(f) Intellectual Property. All copyrights, trademarks, trade names, servicemarks, patents and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced during Executive’s employment with the Company Group (whether prior to or after the Effective Date) that either (i) relate to the business of the Company Group or (ii) result from any work performed by Executive for the Company Group, shall be the sole property of the Company or such Affiliate, as the case may be, and Executive hereby waives any right or interest that Executive may otherwise have in respect thereof. Upon request of the Company Group, Executive shall execute, acknowledge and deliver any assignment or other instrument or document reasonably necessary or appropriate to give effect to this Section 6(d) and do all other acts and things reasonably necessary to enable the Company or such Affiliate, as the case may be, to exploit the same or to obtain patents or similar protection with respect thereto.

(g) Non-Disparagement. Executive agrees that, at all times after Executive’s employment with the Company Group, Executive shall not make critical, negative or disparaging remarks about the Company Group that could reasonably be expected to result in material harm to the Company Group, including, but not limited to, comments about any of their respective products, services, management, business or employment practices; provided, that, nothing in this paragraph shall prevent Executive from asserting his legal rights before an administrative agency or court of law, or from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process.

(h) Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Company Group, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood. If, however, for any reason any arbitrator or court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6 as shall render such restrictions valid and enforceable.

(i) Remedies for Breach.

(i) The Parties agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company shall suffer irreparable harm as a result of a breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened material breach by Executive of any provision of this Section 6, the Company shall, in addition to any other remedies permitted by law, be entitled to seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction (each, an “Equitable Remedy”), to prevent or otherwise restrain a material breach of this Section 6, without the necessity of proving damages, posting a bond or other security. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.

(ii) Notwithstanding anything in this Agreement to the contrary, and subject to the Company’s ability to obtain an Equitable Remedy, if the Board determines in good faith that Executive has committed a material breach of this Section 6 or of any other non-solicitation, confidentiality or similar agreement between Executive and the Company Group (“Covenant Breach”), then, if Executive is then-employed by the Company, the Board may immediately suspend Executive from employment with the Company with pay and benefits. If the Board ultimately determines in good faith that Executive has committed a Covenant Breach, then (1) if Executive is then employed by the Company, Executive’s employment may be immediately terminated by the Board for Cause and (2) if Executive’s employment previously terminated pursuant to Section 5(b) of this Agreement, the payments and providing any benefits to Executive pursuant to Section 5(b) of this Agreement, other than the Accrued Rights (the “Severance Payments”) shall immediately cease.

(j) Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company Group shall prohibit or restrict Executive from (a) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company Group or (b) providing truthful testimony or access to Confidential Information in response to a valid subpoena, court order, regulatory request, or other legal process; provided, however, that, before making any such disclosure under this Section 6(j)(b) Executive shall give the Company written notice of Executive’s intended disclosure and afford the Company a reasonable opportunity to protect its interests.

7.
Assignment. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization.
8.
Arbitration.
(a)
Except as otherwise set forth in Section 6 of this Agreement, the Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. All Disputes shall be resolved exclusively by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Comprehensive Arbitration Rules & Procedures then in effect (the “JAMS Rules”).
(b)
Any arbitration proceeding brought under this Agreement shall be conducted in Dallas, Texas or another mutually agreed upon location before one arbitrator selected in accordance with the JAMS Rules. Each party to any Dispute shall pay its own expenses, including attorneys’ fees; provided, that, the arbitrator shall award the prevailing party reasonable costs and attorneys’ fees incurred but shall not be able to award any special or punitive damages. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.
(c)
Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.
(d)
It is part of the essence of this Agreement that any Disputes hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
9.
General.
(a)
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

To the Company:

Performance Food Group Company
12500 West Creek Parkway
Richmond, Virginia 23238

Attention: General Counsel

Email: Brent.King@pfgc.com

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Ave, NW

Washington, DC 20005-2111

Attention: Jeremy D. London

Fax: (202) 661-8299
Email: Jeremy.London@skadden.com

To Executive:

At the address shown in the Company Group’s personnel records.

(b)
Entire Agreement. This Agreement (including any Exhibits hereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Effective Date, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.
(c)
Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(d)
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(e)
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).
(f)
Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement, including without limitation, the provisions of Section 6 hereof.
(g)
No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(h)
Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
(i)
Withholding. The Company Group shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it or the Company Group is obligated to withhold any taxes hereunder and the amount thereof.

(j)
No Mitigation. The Company agrees that, upon termination of Executive’s employment hereunder, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company Group under this Agreement or otherwise. Further, no payment or benefit provided for in this Agreement or elsewhere shall be reduced by any compensation earned by Executive as the result of employment by another employer.
(k)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
10.
Section 409A. The intent of the Parties is that payments and benefits under this Agreement (including those under the Executive Severance Plan) comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A: (i) Executive shall not be considered to have terminated employment with the Company Group for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company Group within the meaning of Section 409A; (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company Group during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Employee’s date of death); (iii) amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year; and (iv) if any severance amount payable under a plan or agreement that Executive may have a right or entitlement to as of the date of this Agreement constitutes deferred compensation under Section 409A, then the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Employee on account of non-compliance with Section 409A.
11.
Executive Representation and Acceptance. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.
12.
Good Reason. Executive hereby acknowledges and agrees that the occurrence of the Transaction and the changes to Executive’s compensation, benefits, duties, responsibilities, reporting obligations and authorities set forth herein shall not by itself constitute, or be deemed to constitute, “good reason” or “good cause” for purposes of any Legacy Core-Mark Equity Awards or under any other plan or agreement entered into with or sponsored by Core-Mark or any of its affiliates that contain such terms or any substantially similar terms.
13.
Condition Precedent. This Agreement shall become null and void in the event that (i) the Transactions are not consummated (and shall terminate upon the termination of the Merger Agreement), or (ii) Executive’s employment does not continue with the Company through the Effective Date.

[Remainder of Page is Left Blank Intentionally]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

PERFORMANCE FOOD GROUP COMPANY

By: __/s/ A. Brent King__________________
Name: A. Brent King
Title: Senior Vice President, General Counsel
and Secretary

EXECUTIVE

___/s/ Scott McPherson_________________
Scott McPherson

[Signature Page to Employment Agreement]

Exhibit A

Form of General Release of Claims

This General Release of Claims (this “Agreement”) is entered into by and between Performance Food Group Company., a Delaware corporation (the “Company”), and Scott McPherson (“Executive”) on the below-indicated date.

WHEREAS, Executive, and the Company entered into an Executive Employment Agreement dated as of September 1, 2021 (the “Employment Agreement”), that provides Executive certain severance and other benefits under the Performance Food Group Company Executive Severance Plan (the “Executive Severance Plan”) in the event of certain terminations of Executive’s employment;

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 5(b) of the Employment Agreement and Article IV of the Executive Severance Plan, a condition precedent to Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Agreement.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 5(b) of the Employment Agreement and Article IV of the Executive Severance Plan, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.
General Release of Claims. Executive, for and on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly release and forever discharge the Company and all of its past and present parents, subsidiaries, and affiliates, each of their respective members, officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Releasee,” collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date Executive executes this Agreement with respect to (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Releasee, and (B) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) arising out of or relating to the termination of Executive’s employment; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Releasee and Executive.

IF 1= 1 "" "1" 3

2.
Acknowledgement of Wages Paid and No Other Amounts Due. Except as otherwise provided herein and in the Employment Agreement, Executive acknowledges that he has been paid any and all wages, salary, bonuses, commissions or other amounts due from the Company Group, including wages for all hours worked, and that no other amounts are due to Executive from the Company Group.
3.
Exceptions to General Release of Claims. Nothing contained in this Agreement shall in any way diminish or impair: (i) any Claims Executive may have that cannot be waived under applicable law, (ii) Executive’s rights under this Agreement and to severance and other benefits provided under Section 5(b) of the Employment Agreement and Article IV of the Executive Severance Plan, (iii) any rights Executive may have to vested benefits under employee benefit plans, (iv) any rights Executive may have to indemnification from the Company or coverage under any director and officer liability insurance policy or (v) any rights Executive may have in respect of any shares or other vested equity interests Executive holds in the Company Group.
4.
Restrictive Covenants. Executive acknowledges and agree that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) shall continue to apply in accordance with their terms for the applicable periods with respect thereto.
5.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).
6.
No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.
7.
Consultation With Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the releases set forth in Section 1, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.
8.
Revocation. Executive acknowledges that Executive has been given [21/45] calendar days to consider the terms of this Agreement, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original [21/45] calendar day consideration period. Executive shall have seven calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement by providing notice to the Company in accordance with Section 9(a) of the Employment Agreement. Notice of such revocation must be received within the seven calendar days referenced above. In the event of such revocation by Executive, this Agreement

IF 2= 1 "" "2" 3

shall not become effective and Executive shall not have any rights under Section 5(b) of the Employment Agreement or Article IV of the Executive Severance Plan. Provided that Executive does not revoke this Agreement within such seven calendar day period, this Agreement shall become effective on the eighth calendar day after the date on which Executive signs this Agreement.

[Remainder of Page is Left Blank Intentionally]

IF 3= 1 "" "3" 3

Exhibit 10.31

Execution Version

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the date written below.

PERFORMANCE FOOD GROUP COMPANY

By: ________________________________
Name:
Title:

EXECUTIVE

____________________________________
Scott McPherson

[Signature Page to Release Agreement]

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